U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                FORM 12b-25               SEC FORM NUMBER
                                                              1-13002
                      NOTIFICATION OF LATE FILING
                                                           CUSIP NUMBER
                                                           984153 10 6

(Check One)

[ ] Form 10-K   [ ] Form 11-K  [ ] Form 20-F   [X]  Form 10-Q  [ ] Form N-SAR

                  For Period Ended:  03/31/03
                                    -------------------

                  [ ]    Transition Report on Form 10-K
                  [ ]    Transition Report on Form 20-F
                  [ ]    Transition Report on Form 11-K
                  [ ]    Transition Report on Form 10-Q
                  [ ]    Transition Report on Form N-SAR

                  For the Transition Period Ended:
                  --------------------------------       --------------

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION


                              XYNERGY CORPORATION
                           [Formerly as Raquel, Inc ]
(Exact name of small business issuer as specified in its charter)

            Nevada                                    93-1123005
--------------------------------------------------------------------------------
(State or other jurisdiction of                      (IRS Employer
of Incorporation)                                   Identification Number)

        269 S. Beverly Drive, Suite 938, Beverly Hills, California 90212
        ----------------------------------------------------------------
                    (Address of principal executive offices)

                                 (310) 274-0086
                                 --------------
                           (Issuer's telephone number)

PART II
RULES 12b-25(b) AND (c)


        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III
NARRATIVE

State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


Xynergy is currently operating with very limited means, both monetarily and in human resources. The Company has one full-time employee and limited capital. Preparing the necessary financial data at this time would place a severe strain on the company.

PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

               Raquel Zepeda                (310)      274-0086
--------------------------------------------------------------------------------
                  (Name)                (Area Code) (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                [X] Yes          [__] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [_] Yes         [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitavely, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

              XYNERGY CORPORATION [Formerly known as Raquel, Inc.]
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2003                                By /s/ Raquel Zepeda
                                                       ------------------------
                                                       Raquel Zepeda, President


Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)